Exhibit 10.12

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made this November 27, 2018 (the “Effective Date”) by and between BRICKELL BIOTECH, INC., a Delaware corporation with a business address located at 5777 Central Avenue, Suite 102, Boulder, CO 80301 (the “Corporation”), and ANDREW SKLAWER, a Colorado resident, with an address of 1600 Linden Avenue, Boulder, CO 80304 (the “Executive”).

R E C I T A L S:
WHEREAS, the Executive and the Corporation entered into an Amended and Restated Employment Agreement dated March 1, 2014 (the “Amended and Restated Employment Agreement”);
WHEREAS, the parties desire to amend and restate the Amended and Restated Employment Agreement as amended in full to provide for continuous employment on a going-forward basis with such revised terms as are set forth herein and as may be adopted by the parties in the future;
WHEREAS, the Executive is willing to make his services available to the Corporation and on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the recitals, premises and mutual covenants set forth herein, the parties agree as follows:
1.    Employment.
1.1    Employment and Term. The Corporation hereby agrees to employ the Executive and the Executive hereby agrees to serve the Corporation on the terms and conditions set forth herein.
1.2    Duties of Executive. During the Term of Employment under this Agreement, the Executive shall serve as Chief Operating Officer and Corporate Secretary satisfactorily completing the responsibilities commensurate with the duties and responsibilities of those positions. Executive shall report to the Company’s Chief Executive Officer. Additionally, Executive shall diligently perform all other services and shall exercise such power and authority as may from time to time be delegated to him by the Board. The foregoing shall not limit his right to be involved in other not-for-profit, civic or charitable activities nor limit the Executive’s right to serve as an advisor or board member for other non-competing corporate or not-for-profit entities, or as otherwise permitted by the Board.
2.    Term. The Executive’s employment shall be at-will, meaning that the Executive or the Corporation may terminate the employment relationship at any time, with or without cause, and with or without notice, subject to severance provisions set forth below. The period during which the Executive shall be employed by the Corporation pursuant to the terms of this Agreement is sometimes referred to in this Agreement as the “Term of Employment”, and the date on which the

Term of Employment shall expire, is sometimes referred to in this Agreement as the “Termination Date”).
3.    Compensation.
3.1    Base Salary. The Corporation shall pay Executive an initial base salary at the annual rate of Three Hundred Fifty Thousand Dollars ($350,000) (the “Base Salary”). Executive's Base Salary shall be reviewed from time to time by the Board and the Board may, but shall not be required to, increase the Base Salary during the Term of Employment. However, Executive's Base Salary may not be decreased during the Term of Employment other than as part of an across-the-board salary reduction that applies in the same manner to all senior executives of the Corporation. All salary is payable subject to standard federal and state payroll withholding requirements in accordance with Corporation’s standard payroll practices.
3.2    Bonuses and Equity.
a.    Guaranteed Bonus. The Corporation may pay Executive a guaranteed bonus at a rate and for a term to be established. Such guaranteed bonus is subject to standard federal and state payroll withholding requirements in accordance with Corporation’s standard payroll practices and is hereby incorporated into this Agreement by reference.
b.    Discretionary Bonus. For each fiscal year of the Term of Employment, the Corporation shall pay Executive a performance bonus of up to 35% of Base Salary (the "Performance Bonus"), based upon the achievement of mutually agreed performance milestones established by the Board. Such Performance Bonus is subject to standard federal and state payroll withholding requirements in accordance with Corporation’s standard payroll practices and is hereby incorporated into this Agreement by reference.
c.    Equity. The Corporation has previously caused Executive to be granted options to purchase shares of common stock of the Corporation. Notwithstanding the previously agreed upon terms of the options or any applicable award agreements, all outstanding unvested options previously granted to the Executive shall be vested in full as of the Effective Date of this Agreement and shall remain exercisable for the remainder of their full term. It is further understood and agreed that any future equity grants from the Corporation to the Executive shall provide for full acceleration of vesting and an exercise period commensurate with the full term of such options or stock awards in the event of a termination without Cause (as defined in Section 5.1), resignation for Good Reason (as defined in Section 5.5(d)) or a Change of Control (as defined in Section 5.6(b)).
Any bonuses payable pursuant to this Section 3.2 are sometimes hereinafter referred to as “Incentive Compensation” and shall be paid by the Corporation to the Executive within two (2) months after the end of the applicable bonus period in which they are earned. In the event Executive's employment is terminated pursuant to Section 5.4, 5.5(b) or 5.6 during a bonus period and the performance goals are achieved, Executive shall be entitled to a pro-rated portion of the Performance Bonus that would have been paid had the Executive remained employed for the entire bonus period.

4.    Expense Reimbursement and Other Benefits.
4.1    Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Corporation may from time to time adopt, the Corporation shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Corporation. The Executive shall account to the Corporation in writing for all expenses for which reimbursement is sought and shall supply to the Corporation copies of all relevant invoices, receipts or other evidence reasonably requested by the Corporation.
4.2    Compensation/Benefit Programs. During the Term of Employment, the Executive shall be entitled to participate in all medical insurance plans and any and all other plans as are presently and hereinafter offered by the Corporation to its executives and their spouses, domestic partners and immediate families, the Corporation shall pay all premiums thereon on behalf of the Executive in accordance with Corporation guidelines.
4.3    Other Benefits.
a.    Personal Days. The Executive shall be entitled to twenty eight (28) days of paid personal days annually, including vacation days, sick days and time off for personal matters. Such personal days are to be taken at such times as the Executive and the Corporation shall mutually determine. Personal days shall not interfere with the duties required to be rendered by the Executive hereunder.
b.    Association Dues. During the Term of this Agreement, the Corporation may pay reasonable initiation fees and dues payable in connection with the Executive’s membership(s) in those clubs and activities that in the opinion of the Board are in furtherance and directly related to the active conduct of the Corporation’s business and are consistent with sound financial and tax planning.
c.    Miscellaneous Benefits. The Executive shall receive such additional benefits, if any, as the Board shall from time to time determine.
5.    Termination.
5.1    Termination for Cause. The Corporation shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, for Cause. For purposes of this Agreement, the term “Cause” shall mean: (i) an action or omission of the Executive which constitutes a willful and material breach of, or failure or refusal (other than by reason of his disability) to perform his duties under this Agreement or any other agreements, including, without limitation, the Company Protection Agreement, between the parties which is not cured within fifteen (15) days after receipt by the Executive of written notice of same; (ii) fraud, embezzlement, misappropriation of funds or breach of trust in connection with his services hereunder; (iii) conviction of any crime which involves dishonesty or a breach of trust; or (iv) gross negligence in connection with the performance of the Executive's duties hereunder, which is not cured within fifteen (15) days after written receipt by the Executive of written notice of same. Any termination for Cause shall be made in writing to the Executive, which notice shall set forth in detail all acts or omissions upon which the Corporation is relying for such termination. The Executive shall have the right to address the Board regarding the acts set forth in the notice of termination. Upon any termination pursuant to this Section 5.1, the Corporation shall pay to the Executive his Base Salary to the date of termination. The Corporation shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).
5.2    Disability. The Corporation shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, if the Executive shall become entitled to benefits under the Corporation’s disability plan as then in effect, or, if the Executive shall as the result of mental or physical incapacity, illness or disability, become unable to perform his obligations hereunder for a period of 180 days in any 12-month period. The Corporation shall have sole discretion based upon competent medical advice to determine whether the Executive continues to be disabled. Upon any termination pursuant to this Section 5.2, the Corporation shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (ii) pay to the Executive his accrued but unpaid Incentive Compensation, if any, for any bonus period ending on or before the date of termination of the Executive’s employment with the Corporation, (iii) pay to the Executive a severance payment equal to three (3) months of the Executive's Base Salary at the time of the termination of the Executive’s employment with the Corporation, such amount to be paid in the manner and at such times as the Base Salary otherwise would have been payable to the Executive. The Corporation shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1, and payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).
5.3    Death. Upon the death of the Executive during the Term of Employment, the Corporation shall (i) pay to the estate of the deceased Executive any unpaid Base Salary through the Executive's date of death, (ii) pay to the estate of the deceased Executive his accrued but unpaid Incentive Compensation, if any, for any bonus period ending on or before the Executive’s date of death, (iii) continue to pay to the estate of the deceased Executive the Base Salary the Executive was receiving prior to his death under Section 3.1 hereof for a period of three (3) months following the Executive’s death, in the manner and at such times as the Base Salary otherwise would have been payable to the Executive. In addition, in the event that the Executive’s spouse and/or children shall be eligible and shall elect to receive continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), or, if applicable, state or local insurance laws, the Corporation shall pay that portion of the Executive’s COBRA premiums that the Corporation was paying prior to the Executive’s date of death for twelve (12) months following the Executive’s death. The Corporation shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of the Executive's death, subject, however to the provisions of Section 4.1, and payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

5.4    Termination Without Cause. At any time the Corporation shall have the right to terminate the Term of Employment by written notice to the Executive. Upon any termination pursuant to this Section 5.4 (that is not a termination under any of Sections 5.1, 5.2, 5.3, 5.5 or 5.6, and subject to Section 5.7 below, the Corporation shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (ii) pay to the Executive the accrued but unpaid Incentive Compensation, if any, for any bonus period ending on or before the date of the termination of the Executive’s employment with the Corporation, (iii) pay to the Executive in a lump sum the equivalent of twelve (12) months of Executive's Base Salary, and (iv) reimburse the Executive for the monthly COBRA premium paid by the Executive for himself and his dependents for twelve (12) months following the effective date of termination. The Corporation shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).
5.5    Termination by Executive.
a.    The Executive shall at all times have the right, upon ninety (90) days written notice to the Corporation, to terminate the Term of Employment. Upon termination of the Term of Employment pursuant to this Section 5.5(a) (that is not a termination under Section 5.6) by the Executive without Good Reason, the Corporation the Corporation shall pay to the Executive his Base Salary to the date of termination. The Corporation shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).
b.    Upon termination of the Term of Employment pursuant to this Section 5.5 (that is not a termination under Section 5.6) by the Executive for Good Reason, subject to Section 5.7 below, the Corporation shall pay to the Executive the same amounts that would have been payable by the Corporation to the Executive under Section 5.4 of this Agreement if the Term of Employment had been terminated by the Corporation without Cause. The Corporation shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and payment of compensation for unused, paid personal days that have accumulated during the calendar year in which such termination occurs).
c.    For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1.2 of this Agreement, or any other action by the Corporation which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Corporation promptly after receipt of notice thereof given by the Executive; (ii) any failure by the Corporation to comply with any of the provisions of Article 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Corporation promptly after receipt of notice thereof given by the Executive; (iii) any purported termination by the Corporation of the Executive's employment otherwise than for Cause pursuant to Section 5.1, or by reason of the Executive’s disability pursuant to Section 5.2 of this Agreement; (iv) the relocation of Executive’s principal place of employment by more than thirty (30) miles; or (v) the voluntary resignation of Executive following the determination by Executive, and ninety-day notice to the Corporation that, in his reasonable discretion, Executive’s continued employment by the Corporation is a) no longer critical to the success of the Corporation; and b) is no longer aligned with Executive’s business or personal goals, provided however, that in order to effect resignation for Good Reason under (i), (ii), (iii), or (iv) above, all of the following must occur: (x) Executive must provide the Corporation with written notice within the sixty-day period following the event(s) giving rise to either (i), (ii), (iii) or (iv) of Executive’s intent to voluntarily resign his employment for Good Reason (y) such event is not remedied by within thirty (30) days following the Corporation’s receipt of such written notice; and (z) Executive’s resignation is effective not later than thirty (30) days after the expiration of such thirty (30) day cure period.
5.6    Change in Control of the Corporation.
a.    Payments. In the event that a termination of employment without Cause or for Good Reason occurs following a Change in Control (as defined in paragraph (b) of this Section 5.6) in the Corporation, and subject to Section 5.7 below, the Corporation shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination, (ii) pay to the Executive the Incentive Compensation, if any, not yet paid to the Executive for any year prior to such termination, at such time as the Incentive Compensation otherwise would have been payable to the Executive, (iii) pay to the Executive within thirty (30) days of the termination of his employment hereunder, a single lump sum payment equal to 200% of the Executive’s annual Base Salary at the time of the termination of the Executive’s employment with the Corporation, less applicable withholdings and deductions, and (iv) if Executive is participating in the Corporation’s group health insurance plans on the effective date of termination, and Executive timely elects and remains eligible for continued coverage under COBRA, or, if applicable, state or local insurance laws, the Corporation shall reimburse Executive’s COBRA premiums for eighteen (18) months following the effective date of termination. The Corporation shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (y) payment of compensation for unused paid, personal days that have accumulated during the calendar year in which such termination occurs).
b.    For purposes of this Agreement, the term “Change in Control” shall mean approval by the shareholders of the Corporation and consummation of (i) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Corporation immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or (ii) a liquidation or dissolution of the Corporation or (iii) the sale of all or substantially all of the assets of the Corporation (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned).
5.7    Release and Board Resignation Requirement. The Severance Benefits are conditional upon (i) Executive’s delivering to the Company and making effective and irrevocable a general release of all claims in favor of the Company, in a form reasonably acceptable to the Company (the “Release”), which release shall be effective not later than 45 days following the date of the applicable termination or resignation and (ii) Executive’s complying with the Release including any cooperation, non-disparagement or confidentiality provisions contained therein and continuing to comply with Executive’s obligations under the terms of this Agreement, including the non-solicit and non-compete provisions thereof, and the terms of the Protection Agreement.
5.8    Survival. The provisions of this Article 5 shall survive the termination of this Agreement, as applicable.
6.    Restrictive Covenants.
6.1    Non-Competition.
a.    At all times while the Executive is employed by the Corporation and for a two (2) year period after the termination of the Executive’s employment with the Corporation for any reason other than by the Corporation without Cause (as defined in Section 5.1 hereof) or by the Executive for Good Reason (as defined in Section 5.5 hereof), the Executive shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an Executive, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in competition with the Corporation (for this purpose, any business that engages in the drug development business utilizing those specific pharmaceutical compounds developed, licensed or owned by the Corporation or any of its subsidiaries during his term of employment to date of Executive’s Termination shall be deemed to be in competition with the Corporation); provided that such provision shall not apply to the Executive's ownership of Common Stock of the Corporation or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control or, more than five percent of any class of capital stock of such corporation.
b.    Upon termination of the Term of Employment pursuant to Section 5.5 by the Executive for Good Reason, the Executive for a period of six (6) months shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an Executive, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in competition with the Corporation (for this purpose, any business in the hyperhidrosis market or that engages in the drug development business utilizing those specific pharmaceutical compounds developed, licensed or owned by the Corporation or any of its subsidiaries during his term of employment to date of Executive’s Termination shall be deemed to be in competition with the Corporation); provided that such provision shall not apply to the Executive's ownership of Common Stock of the Corporation or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control or, more than five percent of any class of capital stock of such corporation.
6.2    Nondisclosure. The Executive shall not at any time divulge, communicate or use to the detriment of the Corporation or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Corporation. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Corporation (which shall include, but not be limited to, information concerning the Corporation's business plan, financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Corporation that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Corporation with respect to all of such information. For purposes of this Agreement, “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Corporation (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally known, about the Corporation or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law.
6.3    Non-solicitation of Executives and Clients. At all times while the Executive is employed by the Corporation and for a two (2) year period after the termination of the Executive’s employment with the Corporation for any reason, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (a) employ or attempt to employ or enter into any contractual arrangement with any Executive or former Executive of the Corporation, unless such Executive or former Executive has not been employed by the Corporation for a period in excess of six months, and/or (b) call on or solicit any of the actual or targeted prospective clients of the Corporation on behalf of any person or entity in connection with any business competitive with the business of the Corporation, nor shall the Executive make known the names and addresses of such clients or any information relating in any manner to the Corporation's trade or business relationships with such customers, other than in connection with the performance of Executive's duties under this Agreement.

6.4    Books and Records. All books, records, and accounts relating in any manner to the business of the Corporation, customers, clients or prospects of the Corporation, reports documents analyses or any information whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Corporation and shall be returned immediately to the Corporation on termination of the Executive's employment hereunder or on the Corporation's request at any time.
6.5    Definition of Corporation. Solely for purposes of this Article 6, the term “Corporation” also shall include any existing or future subsidiaries of the Corporation that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Corporation during the periods described herein.
6.6    Acknowledgment by Executive. The Executive acknowledges and confirms that (a) the restrictive covenants contained in this Article 6 are reasonably necessary to protect the legitimate business interests of the Corporation, and (b) the restrictions contained in this Article 6 (including without limitation the length of the term of the provisions of this Article 6) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Article 6 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Corporation is such as would cause the Corporation serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Corporation in violation of the terms of this Article 6. The Executive further acknowledges that the restrictions contained in this Article 6 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Corporation’s successors and assigns.
6.7    Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Article 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 6 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.
6.8    Extension of Time. If the Executive shall be in violation of any provision of this Article 6, then each time limitation set forth in this Article 6 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Corporation seeks injunctive relief from such violation in any court, then the covenants set forth in this Article 6 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.
6.9    Survival. The provisions of this Article 6 shall survive the termination of this Agreement, as applicable.

7.    Mediation. In the event a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties hereby agree first to attempt in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Employment Mediation Rules before resorting to litigation or some other dispute resolution procedure.
8.    Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boulder County, Colorado in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect (except to the extent that the procedures outlined below differ from such rules or the parties agree otherwise). Within thirty (30) days after written notice by either party has been given that a dispute exists and that arbitration is required, each party must select an arbitrator and those two arbitrators shall promptly, but in no event later than thirty (30) days after their selection, select a third arbitrator. The parties agree to act as expeditiously as possible to select arbitrators and conclude the dispute. The selected arbitrators must render their decision in writing. The cost and expenses of the arbitration and of enforcement of any award in any court shall be borne by the Corporation. The cost of any attorney fees shall be borne by each party individually, unless the payment of such fees is awarded to the prevailing party by the arbitrators. If advances are required, each party will advance one-half of the estimated fees and expenses of the arbitrators. Judgment may be entered on the arbitrators' award in any court having jurisdiction. Although arbitration is contemplated to resolve disputes hereunder, either party may proceed to court to obtain an injunction to protect its rights hereunder, the parties agreeing that either could suffer irreparable harm by reason of any breach of this Agreement. Pursuit of an injunction shall not impair arbitration on all remaining issues.
9.    Assignment. This Agreement is personal in nature and accordingly may not be assigned by the Executive, in whole or in part, without the prior written consent of the Corporation, which may be withheld in its sole discretion. The Corporation may, in its sole discretion, assign this Agreement and all of its rights, benefits and obligations hereunder, whether by agreement or by operation of law.
10.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to conflict of laws issues.
11.    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Corporation (or any of its affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Corporation and the Executive.
12.    Notices: All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed e-mail or facsimile transmission addressed as set forth herein. Notices personally delivered, sent by e-mail or facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Corporation, addressed to Brickell Biotech, Inc., 5777 Central Avenue, Suite 102, Boulder, CO 80301, Attention: Chairman of the Board, and (ii) if to the Executive, to his address as reflected on the payroll records of the Corporation, or to such other address as either party hereto may from time to time give notice of to the other.
13.    Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Corporation, whether by merger, consolidation, sale of stock, sale of assets or otherwise.
14.    Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area, which would cure such invalidity.
15.    Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.
16.    Damages. Nothing contained herein shall be construed to prevent the Corporation or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys fees of the other.
17.    Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
18.    No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Corporation, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.
19.    Indemnification. Subject to limitations imposed by law, the Corporation shall defend, indemnify and hold harmless the Executive to the fullest extent permitted by law from and against any and all claims, damages, expenses (including attorneys fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Executive was or is a party or is threatened to be made a party by reason of the fact that the Executive is or was an officer, Executive or agent of the Corporation, or by reason of anything done or not done by the Executive in any such capacity or capacities, provided that the Executive acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Corporation also shall pay any and all expenses (including attorney's fees) incurred by the Executive as a result of the Executive being called as a witness in connection with any matter involving the Corporation and/or any of its officers or directors. The provisions of this Section 19 shall survive the termination of this Agreement.
20.    Section 409A.
20.1    General Compliance. This Agreement is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”), or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Corporation makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Corporation be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.
20.2    Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on the Executive's death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Executive's separation from service occurs shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

20.3    Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:
(a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;
(b) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and
(c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
20.4    Tax Gross-ups. Any tax gross-up payments provided under this Agreement shall be paid to the Executive on or before December 31 of the calendar year immediately following the calendar year in which the Executive remits the related taxes.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.
Corporation:        Executive:

BRICKELL BIOTECH, INC.
A Delaware corporation

By:	/s/ Reginal Hardy	By:	/s/ Andrew Sklawer
	Reginal Hardy, CEO		Andrew Sklawer, Individually

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